Exhibit d.1.x

TWENTY-FOURTH AMENDMENT

TO AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT effective as of the 9th day of January 2017, amends that certain Amended and Restated Investment Advisory Agreement dated as of November 20, 2002, and amended as of June 8, 2006, June 27, 2007, September 24, 2007, January 31, 2008, October 1, 2008, March 2, 2009, May 29, 2009, September 29, 2009, January 1, 2010, June 30, 2010, September 14, 2010, January 1, 2011, March 15, 2011, February 6, 2012, August 28, 2012, December 18, 2012, June 10, 2013, December 18, 2013, November 13, 2014, January 6, 2015, March 19, 2015, May 11, 2015, and February 8, 2016 (the “Agreement”), by and between Virtus Opportunities Trust, a Delaware statutory trust (the “Trust”), and Virtus Investment Advisers, Inc., a Massachusetts corporation (the “Adviser”), as follows:

1.	The revised investment advisory fees for Virtus Senior Floating Rate Fund are hereby set forth on Schedule A to the Agreement, Schedule A is hereby deleted and Schedule A attached hereto is substituted in its place to reflect such revisions.

2.	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement, as amended.

3.	This Agreement may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers of other representatives.

VIRTUS OPPORTUNITIES TRUST

By:	/s/ W. Patrick Bradley
Name:	W. Patrick Bradley
Title:	Executive Vice President, Chief Financial Officer & Treasurer

VIRTUS INVESTMENT ADVISERS, INC.

By:	/s/ Francis G. Waltman
Name:	Francis G. Waltman
Title:	Executive Vice President

SCHEDULE A

Series	Investment Advisory Fee

Virtus Alternatives Diversifier Fund	0.00%
Virtus Essential Resources Fund	1.10%

	1st $1 Billion	$1+ Billion through $2 Billion	$2+ Billion

Virtus CA Tax-Exempt Bond Fund	0.45%	0.40%	0.35%
Virtus Global Infrastructure Fund	0.65%	0.60%	0.55%
Virtus Global Opportunities Fund	0.85%	0.80%	0.75%
Virtus Global Real Estate Securities Fund	0.85%	0.80%	0.75%
Virtus High Yield Fund	0.65%	0.60%	0.55%
Virtus International Real Estate Securities Fund	1.00%	0.95%	0.90%
Virtus Multi-Sector Intermediate Bond Fund	0.55%	0.50%	0.45%
Virtus Real Estate Securities Fund	0.75%	0.70%	0.65%

	1st $2 Billion	$2+ Billion through $4 Billion	$4+ Billion

Virtus Multi-Asset Trend Fund	1.00%	0.95%	0.90%
Virtus Foreign Opportunities Fund	0.85%	0.80%	0.75%
Virtus Global Equity Trend Fund	1.00%	0.95%	0.90%
Virtus International Equity Fund	0.85%	0.80%	0.75%
Virtus Low Volatility Equity Fund	0.95%	0.90%	0.85%
Virtus Senior Floating Rate Fund	0.45%	0.40%	0.38%

	1st $1 Billion	$1+ Billion

Virtus Sector Trend Fund	0.45%	0.40%
Virtus Bond Fund	0.45%	0.40%
Virtus Emerging Markets Debt Fund	0.75%	0.70%
Virtus Emerging Markets Small-Cap Fund	1.20%	1.15%
Virtus Emerging Markets Equity Income Fund	1.05%	1.00%
Virtus Greater European Opportunities Fund	0.85%	0.80%
Virtus Herzfeld Fund	1.00%	0.95%
Virtus International Small-Cap Fund	1.00%	0.95%
Virtus International Wealth Masters Fund	0.90%	0.85%
Virtus Wealth Masters Fund	0.85%	0.80%

	1st $4 Billion	$4+ Billion

Virtus Equity Trend Fund	1.00%	0.95%

	1st $1 Billion	$1+ Billion through $2 Billion	$2+ Billion through $10 billion	$10+ Billion

Virtus Multi-Sector Short Term Bond Fund	0.55%	0.50%	0.45%	0.425%